                                                                 EXHIBIT - 10.11

                            COLLABORATION AGREEMENT

     This Collaboration Agreement ("Agreement") dated as of the 19 day of March, 1999 is by and between ACLARA BIOSCIENCES, INC., 3906 Trust Way, Hayward, California 94545-3716 ("ACLARA") and THE PERKIN-ELMER CORPORATION, having its PE Biosystems Division at 850 Lincoln Centre Drive, Foster City, CA 94404 ("PERKIN-ELMER").

     A. WHEREAS, ACLARA has proprietary technology and know-how with respect to microfluidic electrophoresis devices;

     B. WHEREAS, ACLARA has certain skills and know-how related to the manufacture, design and use of such devices;

     C. WHEREAS, PERKIN-ELMER has certain skills and know-how related to high throughput screening systems utilizing electrophoresis, and the manufacture, marketing, sales and support of products incorporating such systems;

     D. WHEREAS, PERKING-ELMER and Soane Biosciences, Inc. (the predecessor to ACLARA) entered into a previous Collaboration Agreement dated as of April 25, 1998, with the objective of developing genetic analysis systems incorporating microfluidic electrophoresis devices;

     E. WHEREAS, ACLARA and PERKIN-ELMER desire to enter into an additional collaboration with the objective of developing high throughput screening systems incorporating microfluidic electrophoresis devices;

     F. WHEREAS, both Parties recognize that each has rights to pre-existing intellectual properties which may directly or indirectly contribute to the commercialization of such high throughput screening systems and understand that in the process of developing the high throughput screening systems contemplated by the collaboration, both parties will reveal to each other relevant intellectual property that existed prior to the effective date of the collaboration under appropriate confidentiality and nondisclosure provisions, irrespective of whether the intellectual property is an issued patent, a pending patent application, a trade secret, know-how or otherwise;

     G. WHEREAS, ACLARA desires to manufacture such microfluidic electrophoresis devices and supply PERKIN-ELMER'S requirements therefor;

     H. WHEREAS, PERKIN-ELMER and Soane Biosciences, Inc. (the predecessor to ACLARA) have entered into a certain Series E Redeemable Preferred Stock Purchase Agreement dated on or about April 27, 1998;

     I. WHEREAS, the Parties will enter into a Series G Redeemable Preferred Stock Purchase Agreement within thirty (30) days of the Effective Date, under substantially the same terms as those of the Series E offering, whereby PERKIN-ELMER will invest Three Million Dollars ($3,000,000) in ACLARA at a share price of Four Dollars and Two Cents ($4.02) (the "Equity Agreement");

     NOW THEREFORE, in considerations of the mutual covenants and promises contained in this Agreement, the Parties agree as follows:

1.   DEFINITIONS.

     1.1. "Affiliates" means any corporation, firm, partnership or other entity, whether de jure or de facto, which directly or indirectly owns, is owned by or is under common ownership with a Party to this Agreement to the extent of at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity.

     1.2. "Intellectual Property Rights" means all intellectual property rights worldwide arising under statutory or common law, and whether or not perfected, including, without limitation, all (1) patents, patent applications and patent rights; (2) rights associated with the works of authorship including copyrights, copyright applications, copyright registrations, mask works, mask work applications, mask work registrations; (3) rights relating to the protection of trade secrets and confidential information; (4) any right analogous to those set forth in this definition and any other proprietary rights relating to intangible property (other than trademark, trade dress, or service mark rights); (5) divisions, continuations, renewals, reissues, continuing prosecution, and extensions of the foregoing (as and to the extent applicable) now existing, hereafter filed, issued or acquired; and (6) know-how.

     1.3. "Pre-Collaboration ACLARA Intellectual Property" means all Intellectual Property Rights relating to Microfluidic Electrophoresis Devices that are owned by, either partially or wholly, or licensed to, ACLARA as of the Effective Date, including without limitation [*] and any Related Patents.

     1.4. "Collaboration ACLARA Intellectual Property" means all Intellectual Property Rights arising out of work performed pursuant to this Agreement, conceived during the Collaboration Period solely by one or more employees or agents of ACLARA.



[*] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

1.5. "Collaboration Joint Intellectual Property" means all Intellectual Property Rights arising out of work performed pursuant to this Agreement, which is jointly conceived during the Collaboration Period by one or more employees or agents of ACLARA, and by one or more employees or agents of PERKIN-ELMER.

1.6. "Collaboration PERKIN-ELMER Intellectual Property" means all Intellectual Property arising out of work performed pursuant to this Agreement, conceived during the Collaboration Period solely by one or more employees or agents of PERKIN-ELMER.

1.7. "Collaboration Period" means the term beginning on the Effective Date and ending [*] thereafter.

1.8. "Exclusive Period" means the term beginning on the Effective Date and ending [*] thereafter.

1.9. "Effective Date" means the date of this Agreement first written above or such later date as the Parties will determine by mutual agreement.

1.10. "Net Sales" means (1) with respect to sales by a Party, or an Affiliate of a Party, to non-affiliated third party purchasers, the actual amount of gross sales of Collaboration Product to a third party, less: trade, cash and quantity discounts, if any, actually allowed, amounts refunded for faulty or defective product, returns, rejections, freight, insurance and other transportation costs, tariffs, duties and similar governmental charges paid (except income taxes); (2) with respect to sales by a Party made to any Affiliate or to any entity enjoying a special course of dealing with a Party, the Net Sales will be determined based on the first resale in a bona fide arms-length transaction of Collaboration Product by such Affiliate, person, firm or corporation to third parties; and (3) with respect to Collaboration Product which are used by a Party, or an Affiliate of a Party, to supply services or information to a third party for commercial purposes, or are otherwise disposed of, excluding demonstration or other marketing activities performed for no or de minimis compensation, the Net Sales will be determined as if such Collaboration Product had been sold to a non-affiliated third party purchaser at the average Net Sales for such Collaboration Product during the immediately preceding one hundred and twenty (120) days.

1.11.   "Residual Net Sales" means Net Sales minus Manufacturing Cost.

1.12. "Party" means ACLARA or PERKIN-ELMER and, when used in the plural, means ACLARA and PERKIN-ELMER.

[*] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

1.13. "Subject Patent" means any patent or patent application claiming or disclosing Pre-Collaboration ACLARA Intellectual Property, Collaboration ACLARA Intellectual Property, Collaboration Joint Intellectual Property, and/or Collaboration PERKIN-ELMER Intellectual Property, including any Related Patents.

1.14. "Collaboration Product" means any product for use in the Collaboration Field which, but for the licenses granted hereunder, manufacture, use or sale thereof would infringe a Valid Claim of a Subject Patent.

1.15. "Valid Claim" means a claim of a patent or patent application that has not been held invalid or otherwise unenforceable by a court of competent jurisdiction or has not otherwise finally been held unpatentable by an appropriate administrative agency.

1.16. "Prosecute" means, in the context of prosecuting pending patent applications, taking necessary actions, including conducting oppositions and interferences, to perfect patent rights to an invention.

1.17. "High Throughput Screening" means methods utilizing Microfluidic Electrophoresis Devices in which [*] candidate compounds are contacted with [*], and an extent of [*] interaction is determined based on [*]. For avoidance of doubt, the definition of High Throughput Screening expressly excludes methods not employing an electrophoretic separation step.

1.18. "Assay Development System" means an HTS System useful for optimizing conditions for carrying out High Throughput Screening assays, and having a throughput of approximately [*] assays per day.

1.19. "Secondary Screening System" means an HTS System capable of performing multiple candidate-versus-target concentration titration assays, e.g., IC50 titration assays, and having a throughput of approximately [*] assays per day.

1.20.   "Collaboration Field" means the field of High Throughput Screening.

1.21. "Microfluidic Electrophoresis Device" means a device comprising intersecting electrophoresis channels formed in a monolithic solid substrate, e.g., glass or plastic, which may comprise one or more layers, which manufacture, use or sale thereof would infringe at least one Valid Claim of a Subject Patent.

[*] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

1.22. "HTS Systems" means instruments or instrument systems for performing High Throughput Screening which are adapted to utilize one or more Microfluidic Electrophoresis Devices.

1.23. "Related Patent" means any patent or patent application owned, held, or otherwise controlled, in whole or in part by ACLARA that (1) claims substantially the same subject matter as a Subject Patent, (2) claims improvements to inventions disclosed or claimed in a Subject Patent and requires rights under the Subject Patent to exploit such improvements,
        (3) claims priority to, a Subject Patent, including but not limited to continuation applications and patents, continuation-in-part applications and patents, divisional applications and patents, reexamination applications and patents, reissue applications and patents, and continuing prosecution applications and patents, (4) is a parent of a Subject Patent, and/or (5) any foreign equivalents of a Subject Patent or any patent or patent application in (1), (2), (3) or
        (4) above.

1.24. "Start Development Checkpoint" means a point in a project at which a report is produced which documents that the following parameters have been established with respect to a Collaboration Product: [*].

1.25. "Technology Access Partner" means a third party who receives early access to HTS Systems and Microfluidic Electrophoresis Devices developed pursuant to this Agreement.

1.26. "Technology Access Agreement" means an agreement between one or both Parties and a Technology Access Partner defining the terms and conditions under which the Technology Access Partner provides funding in return for receiving early access to HTS Systems and Microfluidic Electrophoresis Devices.

1.27. "Manufacturing Cost" means the fully-burdened manufacturing cost of a product including the direct material costs and material overhead cost, direct labor costs, and fixed, variable and semi-variable manufacturing overhead costs, as determined using a Party's customary practices and procedures in accordance with United States generally accepted accounting procedures (GAAP).

1.28. "Quarter" means a three month period beginning on the first day of January, April, July or October next following the Effective Date, and each three month period thereafter, except that the first Quarter will include the

[*] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

        period from the Effective Date to the first day of the nearest three month period after the Effective Date.

1.29. "Confidential Information" means confidential knowledge, know-how, practices, processes, equipment or information that a receiving party has a reasonable basis to believe is confidential to the disclosing party or is treated by the disclosing party as confidential. Notwithstanding the above, Confidential Information will not include, and nothing in Section 6 will in any way restrict the rights of either ACLARA or PERKIN-ELMER to use, disclose or otherwise deal with any information which:

        (a) can be demonstrated to have been in the public domain as of the Effective Date or comes into the public domain during the term of this Agreement through no act of the receiving party; or

        (b) can be demonstrated to have been independently known to the receiving party prior to the receipt thereof, or made available to the receiving party as a matter of lawful right by a third party; or

        (c) can be demonstrated to have been rightfully received by the receiving party from a third party who did not require the receiving party to hold it in confidence or limit its use, or on the basis of a restriction that has lapsed, and who did not acquire it, directly or indirectly, from the other Party to this Agreement under a continuing obligation of confidentiality; or

        (d) will be required for disclosure to any governmental regulatory agencies pursuant to approval for use; or

        (e) is independently conceived, invented or acquired by researches of the receiving party who have not been personally exposed to the information provided to the receiving party hereunder.

2.    Feasibility Phase.

      2.1. Purpose. During the feasibility phase the Parties will work both jointly and independently to establish technical and commercial feasibility of all Collaboration Product. All jointly developed Collaboration Product must be approved by the Joint Steering Committee per Section 4. The feasibility phase of a project will continue until a Start Development Checkpoint has been achieved for that project.

      2.2. Responsibilities. FERKIN-ELMER will have primary responsibility for system development and integration, including software, optical, mechanical and fluidic subsystems. ACLARA will have primary responsibility for development of Microfluidic Electrophoresis Devices, and ACLARA and PERKIN-ELMER will share responsibilities for assay development; provided, however, that such primary responsibilities may be reallocated by the Joint Steering Committee.

      2.3 Work Plan. Feasibility and commercial development of Collaboration Product will be established by the Parties in accordance with a Work Plan. The Work Plan will set forth at least a plan of action to achieve a Start Development Checkpoint. The Work Plan will be defined and modified as required from time to time by the Joint Steering Committee. An initial Work Plan is set forth in Exhibit 1 attached hereto.

      2.4 [*] System. Within four (4) months after the Effective Date, the Parties will develop a Work Plan to achieve a Start Development Checkpoint for an [*] System within [*] after the Effective Date. If, [*] after the Effective Date, a Party (the "Proposing Party") desires to commercially develop an [*] System, then the Proposing Party will so notify the other Party (the "Reviewing Party") of such desire in writing, such notice to include a reasonable description of the proposed [*] System sufficient for the Reviewing Party to meaningfully evaluate the technical and commercial merits of such [*] System. Thereafter, the Reviewing Party will have a period of [*] to evaluate the [*] System and to notify the Proposing Party in writing that the Reviewing Party has elected to commercially develop such [*] System jointly with the Proposing Party pursuant to this Agreement, in which case the Parties will promptly amend the Work Plan to include such commercial development plans. Alternatively, if the Reviewing Party declines to develop such [*] System, or fails to notify the proposing Party of its election to develop such [*] System, within the [*] period, the development of such [*] System will be excluded from the exclusivity provisions of Section 3.3.1, and the Reviewing Party will grant a non-exclusive license under Subject Patents, as necessary to effect commercialization of such [*] System, as such non-exclusive licenses are set forth in Sections 5.4.1, 5.4.4, and 5.4.5.

      2.5 Secondary Screening System. Within [*] after the Effective Date, the Parties will develop a Work Plan to achieve a Start Development Checkpoint for a Secondary Screening System within [*] after the Effective Date; except that, if the Work Plan requires four (4) or more persons beyond those persons already committed to any Work Plans then in place, then the Work Plan will achieve a Start Development Checkpoint for a Secondary Screening System within [*] after the Effective Date. If, [*] after the Effective

[*] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

          Date, depending upon when the Work Plan calls for achieving a Start Development Checkpoint, a Party (the "Proposing Party") desires to commercially develop a Secondary Screening System, then the Proposing Party will so notify the other Party (the "Reviewing Party") of such desire in writing, such notice to include a reasonable description of the proposed Secondary Screening System sufficient for the Reviewing Party to meaningfully evaluate the technical and commercial merits of such Secondary Screening System. Thereafter, the Reviewing Party will have a period of [*] to evaluate the Secondary Screening System and to notify the Proposing Party in writing that the Reviewing Party has elected to commercially develop such Secondary Screening System jointly with the Proposing Party pursuant to this Agreement, in which case the Parties will promptly amend the Work Plan to include such commercial development plans. Alternatively, if the Reviewing Party declines to develop such Secondary Screening System, or fails to notify the proposing Party of its election to develop such Secondary Screening System, within the [*] period, the development of such Secondary Screening System will be excluded from the exclusivity provisions of Section 3.3.1, and the Reviewing Party will grant a non-exclusive license under Subject Patents, as necessary to effect commercialization of such Assay Development System, as such non-exclusive licenses are set forth in Sections 5.4.1, 5.4.4, and 5.4.5.

     2.6 Feasibility Teams. Each Party will assign personnel to its feasibility team with the appropriate skills and experience to accomplish the work established in the Work Plan. It is expected that such teams will work together to accomplish the objective of the collaboration including, if appropriate, conducting efforts at the same facility.

     2.7 Provision of HTS Systems to ACLARA. PERKIN-ELMER will provide prototype HTS Systems to ACLARA at PERKIN-ELMER's internal transfer cost, as such systems become available to PERKIN-ELMER, for ACLARA's use and not for resale, subject to any prior commitments to a Technology Access Partner. The number of systems so provided will be determined by the Joint Steering Committee.

     2.8 Technology Access Program (TAP). Funding for the Work Plan may be obtained through a TAP between one or both Parties and a Technology Access Partner. Terms governing a TAP must be mutually agreed to by the Parties through the Joint Steering Committee. Neither Party will enter into a TAP without the prior written consent of the other Party. However, terms and conditions relating directly to the purchase of equity in ACLARA will be at the sole discretion of ACLARA.

[*] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

3.   COMMERCIALIZATION PHASE.

     3.1 Purpose. The purpose of the commercialization phase of the collaboration is the facilitation of a cost effective manufacturing, marketing, sales and support program for a Collaboration Product. The commercialization phase of a project will commence upon reaching a Start Development Checkpoint for that project.

     3.2 Marketing, Sales and Support. In order to effectively market a Collaboration Product the Parties agree that:

          3.2.1. a Collaboration Product will be exclusively marketed, sold and supported (including customer training and application support of customers) through the sales and service organization of PERKIN-ELMER, its Affiliates and distributors, in accordance with a marketing plan to be developed by PERKIN-ELMER;

          3.2.2. PERKIN-ELMER will be responsible for all expenses for the marketing, sales and support of a Collaboration Product; and

          3.2.3. Microfluidic Electrophoresis Devices, HTS Systems, and related marketing literature will be marked so as to indicate that such devices are a product of both PERKIN-ELMER and ACLARA.

     3.3 Sale and Purchase of Microfluidic Electrophoresis Devices. Subject to the terms and conditions of this Agreement, ACLARA will sell to PERKIN-ELMER and PERKIN-ELMER will purchase from ACLARA Microfluidic Electrophoresis Devices.

          3.3.1. During the Exclusive Period. Within the Collaboration Field, and during the Exclusive Period, ACLARA will sell Microfluidic Electrophoresis Devices solely to PERKIN-ELMER and PERKIN-ELMER will purchase Microfluidic Electrophoresis Devices solely from ACLARA.

          3.3.2. After Expiration of the Exclusive Period. After the expiration of the Exclusive Period, if PERKIN-ELMER desires to develop a Microfluidic Electrophoresis Device for use in the Collaboration Field, then PERKIN-ELMER will so notify ACLARA in writing. Thereafter, ACLARA will have a period of three (3) months to evaluate PERKIN-ELMER's proposed Microfluidic Electrophoresis Device and to notify PERKIN-ELMER in writing that ACLARA has elected to develop and supply such Microfluidic Electrophoresis Device jointly with PERKIN-ELMER pursuant to terms to be negotiated in good faith, such terms to be in accordance with Section 3, in which case the Parties will promptly enter into a collaboration and supply agreement with respect to such Microfluidic Electrophoresis Device. If the Parties cannot agree to the terms of such agreement within ninety
                    (90) days after ACLARA's election to develop and supply such Microfluidic Electrophoresis Device, the Parties will resolve the outstanding issues pursuant to the procedures set forth in Section 4.4. Conversely, if, after the expiration of the Exclusive Period, ACLARA declines to develop and supply such Microfluidic Electrophoresis Device, or fails to notify PERKIN-ELMER of its election to develop and supply such Microfluidic Electrophoresis Device, within the three (3) month period, the development and manufacture of such Microfluidic Electrophoresis Device may be performed by PERKIN-ELMER or its designate pursuant to the non-exclusive license set forth in Section 5.4.1.

          3.3.3. Supply Agreement. Prior to ninety (90) days before a first commercial sale of a Microfluidic Electrophoresis Device, the Parties will enter into a supply agreement which, consistent with this Agreement, will govern the purchase and sale of Microfluidic Electrophoresis Devices. Such supply agreement will contain provisions which, in addition to customary warranty, representations and indemnification provisions, will (1) set forth a commercially reasonable plan for ACLARA to supply Microfluidic Electrophoresis Devices to PERKIN-ELMER in satisfaction of PERKIN-ELMER's requirements as to volume, cost, physical specifications, regulatory requirements and schedule, and (2) obligate ACLARA to provide technical support to PERKIN-ELMER (but not directly to PERKIN-ELMER's customers). Reasonable minimum purchase quantities will be negotiated between the Parties in good faith. With respect to the supply of a Microfluidic Electrophoresis Device jointly developed pursuant to this Agreement, the supply agreement will also include exclusivity provisions stating that ACLARA will supply such Microfluidic Electrophoresis Device solely to PERKIN-ELMER and that PERKIN-ELMER will purchase such Microfluidic Electrophoresis Device solely from ACLARA during the term of this Agreement, subject to the provisions of Section 3.3.7 and Section 3.3.6.

          3.3.4. Purchase Orders. PERKIN-ELMER will purchase Microfluidic Electrophoresis Devices from ACLARA by issuing a written purchase order identifying the quantity, shipping instructions, delivery dates, and any other special information. To the extent the terms of any such purchase order differ from or conflict with the terms of this Agreement, the terms of this Agreement will govern. Within forty-five (45) days prior to the date of commercial introduction, and prior to the end of each calendar month thereafter, PERKIN-ELMER will submit a six-month rolling forecast of estimated requirements of Microfluidic Electrophoresis Devices. The forecast for the first three (3) months of the six (6) month period will constitute a binding purchase order and the balance of such forecast will be non-binding. The Joint Steering Committee will determine a maximum rate of increase for forecast orders.

          3.3.5.  Transfer Price. ACLARA will supply Microfluidic
                  Electrophoresis Devices to PERKIN-ELMER at a transfer price equal to [*] for such Microfluidic Electrophoresis Devices. [*].

          3.3.5.[SIC] Label License. Microfluidic Electrophoresis Devices supplied to PERKIN-ELMER pursuant to this Section 3.3 will include a label license as set forth in Section 5.4.3.

          3.3.6. ACLARA Unable to Supply Microfluidic Electrophoresis Devices to PERKIN-ELMER. If, during the Exclusive Period, ACLARA is unable to supply Microfluidic Electrophoresis Devices to PERKIN-ELMER in accordance with this Section 3, such Microfluidic Electrophoresis Devices may be made by PERKIN-ELMER or its designate, pursuant to the conditional non-exclusive license set forth in Section 5.4.1; provided, however, that ACLARA will have sixty (60) days following notice by PERKIN-ELMER to remedy any cause for non-compliance with the requirements of this Section 3.

          3.3.7. Minimum Net Sales and Early Termination of Exclusive Period. If, after a first commercial sale of a Microfluidic Electrophoresis Device that is subject to the exclusivity obligations of Sections 3.3.1 or 3.3.3, the Net Sales of such Microfluidic Electrophoresis Device does not meet or exceed a minimum value ("Minimum Net Sales"), ACLARA's obligation to exclusively supply that particular Microfluidic Electrophoresis Device to PERKIN-ELMER will immediately terminate, but PERKIN-ELMER's obligation to exclusively purchase such Microfluidic Electrophoresis Device from ACLARA will remain in effect. Such Minimum Net Sales will be determined as follows. For the first year after a first commercial sale of a Microfluidic Electrophoresis Device, there will be no Minimum Net Sales. For the second year after a first commercial sale of a Microfluidic Electrophoresis Device, the Minimum Net Sales will

[*] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

            equal [*] of the actual Net Sales for that Microfluidic Electrophoresis Device in the first year after a first commercial sale. For the third year after a first commercial sale of a Microfluidic Electrophoresis Device, and each year thereafter, the Minimum Net Sales will equal [*] of the average actual annual Net Sales realized for that Microfluidic Electrophoresis Device in the preceeding [*] years. For the purpose of this Section 3.3.8, a sale of a Microfluidic Electrophoresis Device to a Technology Access Partner under a Technology Access Agreement will not constitute a commercial sale.

      3.4. Sales Price. The sales price of Microfluidic Electrophoresis Devices to third party purchasers will be determined by the Joint Steering Committee. In the event a price change of a Microfluidic Electrophoresis Device becomes necessary for any reason, such as a model change, a major change of a competitive situation with respect to price performance or any other reasonable cause, the Parties will, in good faith, negotiate, primarily through the Joint Steering Committee, to establish a reasonable sales price.

      3.5. Value Sharing. With respect to the sale of Microfluidic Electrophoresis Devices supplied to PERKIN-ELMER by ACLARA pursuant to Section 3.3.1, PERKIN-ELMER will pay ACLARA [*] of such Microfluidic Electrophoresis Devices sold by PERKIN-ELMER, its Affiliates, distributors and sublicensees, and the balance of Net Sales will be retained by PERKIN-ELMER, as determined at the end of each Quarter.

4.    Joint Steering Committee.

      4.1. Purpose. A Joint Steering Committee will be established to oversee the collaboration established by this Agreement throughout the term of this Agreement. The purpose of the Joint Steering Committee will be:

            (a) to oversee all aspects of the collaboration, including development and implementation of the Work Plan, manufacturing (supply), marketing, sales, and support of a Collaboration Product;

            (b) to review and evaluate progress under the Work Plan with respect to the development of a Collaboration Product, including annual budgets;

            (c) to recommend and ensure implementation of changes to the Work Plan as appropriate;

[*] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.
                                       12

                  (d) to approve any Technology Access Partner and to negotiate and approve any Technology Access Agreement;

                  (e) to organize the Feasibility Team(s) and oversee and direct their activities; and

                  (f)   to resolve disputes arising under this Agreement.

            4.2. Membership. The Joint Steering Committee will be comprised of three employees each from ACLARA and PERKINS-ELMER, appointed at the sole direction of the respective Parties. Substitute employees may be appointed at any time. The Joint Steering Committee will be chaired in the first year by a senior representative from ACLARA, and thereafter on a rotating annual basis, by a senior representative from ACLARA or PERKIN-ELMER.

            4.3. Meetings. The Joint Steering Committee will meet as often as is reasonably necessary to accomplish its purpose but at least quarterly, on a mutually agreeable date and at a place selected initially by ACLARA and then by each party in turn thereafter, such place to be located in the San Francisco bay area. Representatives of ACLARA or PERKIN-ELMER, or both, in addition to members of the Joint Steering Committee, may attend such meetings at the invitation of either Party.

            4.4. Joint Steering Committee Decisions and Dispute Resolution. Decisions by the Joint Steering Committee will be made by consensus. If the Joint Steering Committee is unable to reach agreement, within ten (10) days the matter will be submitted for resolution to the President of ACLARA and the President of the PE Biosystems Division of PERKIN-ELMER. In the event that the Presidents for each Party cannot reach agreement within ten (10) days after receiving notice from the Joint Steering Committee, which period may be extended by mutual agreement of the Parties, then either Party may initiate arbitration in accordance with this section under the rules of the American Arbitration Association then in effect. A Party will notify the other in writing should it intend to arbitrate. The Parties will select, by mutual agreement, a neutral expert from the National Panel of Arbitrators of the AAA, within thirty (30) days after receipt of such notice. Should no arbitrator be chosen within the above period, the AAA will appoint the arbitrator within thirty (30) days after the end of such period. The Laws of the State of California will apply to the arbitration proceedings. The decision of the arbitrators with respect to this Agreement will be final and binding on the Parties and their legal successors.

            4.5. Expenses. The Parties shall each bear all expenses of their respective members related to their participation on the Joint Steering Committee.

      5. INTELLECTUAL PROPERTY; PATENT PROSECUTION AND LITIGATION; LICENSES; TRADEMARKS.

            5.1.   Ownership of Intellectual Property

                   5.1.1. Pre-Collaboration ACLARA Intellectual Property and
                          Collaboration ACLARA Intellectual Property. All rights and title to Pre-Collaboration ACLARA Intellectual Property and Collaboration ACLARA Intellectual Property, whether patentable or copyrightable or not, will belong to ACLARA and will be subject the terms and conditions of this Agreement.

                   5.1.2. Collaboration Joint Intellectual Property. All rights and title to Collaboration Joint Intellectual Property, whether patentable or copyrightable or not, will belong jointly to PERKIN-ELMER and will be subject to the terms and conditions of this Agreement.

                   5.1.3. Collaboration PERKIN-ELMER Intellectual Property. All
                          rights and title to Collaboration PERKIN-ELMER Intellectual Property, whether patentable or copyrightable or not, will belong to PERKIN-ELMER and will be subject to the terms and conditions of this Agreement.

            5.2. Invention Disclosures. ACLARA and PERKIN-ELMER agree to use reasonable efforts to report inventions conceived and/or reduced to practice that are within the scope of the collaboration intellectual property described in Sections 1.4, 1.5 and 1.6 within thirty (30) days of their identification thereof.

            5.3.   Filing of Patent Applications.

                   5.3.1 Collaboration ACLARA Intellectual Property. ACLARA will have the first right, using in-house or outside legal counsel selected at ACLARA's sole discretion, to prepare, file, Prosecute, maintain and extend patent applications for Collaboration ACLARA Intellectual Property in countries of ACLARA's choosing, and ACLARA will bear all costs relating to such activities which occur at ACLARA's request or direction. ACLARA will solicit PERKIN-ELMER's advice and review of ACLARA's patent applications and other official communications concerning the protection of Collaboration ACLARA Intellectual Property relating to a Collaboration Product, and take into consideration PERKIN-ELMER's advice thereon. If ACLARA elects not to prepare, file,

        Prosecute or maintain certain of such patent applications or certain claims encompassed within such applications, in one or more countries, ACLARA will give PERKIN-ELMER notice thereof within a reasonable period prior to allowing such patents or claims to lapse or become abandoned or unenforceable, and PERKIN-ELMER will thereafter have the right, at its sole expense, to prepare, file, Prosecute, and maintain such applications in its own name in such one or more countries. ACLARA will, at PERKIN-ELMER's expense, provide reasonable assistance to PERKIN-ELMER to facilitate the filing and prosecution of all such applications and will execute all documents deemed necessary or desirable therefor. PERKIN-ELMER and ACLARA will each hold all information it presently knows or acquires under this Section 5.3.1 as Confidential Information in accordance with Section 6.

5.3.2 Collaboration PERKIN-ELMER Intellectual Property. PERKIN-ELMER will have the first right, using in-house or outside legal counsel selected at PERKIN-ELMER's sole discretion, to prepare, file, Prosecute, maintain and extend patent applications for Collaboration PERKIN-ELMER Intellectual Property in countries of PERKIN-ELMER's choosing, and PERKIN-ELMER will bear all costs relating to such activities which occur at PERKIN-ELMER's request or direction. PERKIN-ELMER will solicit ACLARA's advice and review of PERKIN-ELMER's applications relating to Collaboration Product and take into consideration ACLARA's advice thereon. If PERKIN-ELMER elects not to prepare, file, Prosecute or maintain certain of such patent applications or certain claims encompassed within such applications, in one or more countries, PERKIN-ELMER will give ACLARA notice thereof within a reasonable period prior to allowing such patents or claims to lapse or become abandoned or unenforceable, and ACLARA will thereafter have the right, at its sole expense, to prepare, file, Prosecute, and maintain such applications in its own name in such one or more countries. PERKIN-ELMER will, at PERKIN-ELMER's expense, provide reasonable assistance to ACLARA to facilitate the filing and prosecution of all such applications and will execute all documents deemed necessary or desirable therefor. PERKIN-ELMER and ACLARA will each hold all information it presently knows or acquires under this Section 5.3.2 as Confidential Information in accordance with Section 6.

5.3.3 Collaboration Joint Intellectual Property. With respect to Collaboration Joint Intellectual Property, PERKIN-ELMER and

               ACLARA will jointly determine the advisability of filing a patent application for other intellectual property thereon. The Joint Steering Committee, as appropriate, will appoint one of the Parties the responsibility to prepare, file, Prosecute diligently and maintain such application(s). The Parties will share equally all reasonable costs incurred in connection with such activities (the non-prosecuting Party will promptly reimburse the prosecuting Party); provided, however, that either Party may avoid its responsibility for such costs by assigning its rights in such Collaboration Joint Intellectual Property to the other Party. If either Party assigns to the other its rights in such Collaboration Joint Intellectual Property as set forth above, the assignee Party will be free to decide, in it sole discretion, whether or not to file or continue prosecution or maintain any such application(s), and whether or not to maintain any protection issuing thereon in the U.S. and in any foreign country. Any such filing, prosecution or maintenance will then be at the assignee Party's sole expense. The assigning Party will, at its own expense, provide reasonable assistance to the assignee Party to facilitate the filing and prosecution of all such application(s) and will execute all documents deemed necessary or desirable therefor. Both Parties will hold all information it presently knows or acquires under this Section 5.3.3 as Confidential Information in accordance with Section 6.

5.4. Licenses of Intellectual Property.

     5.4.1. Conditional Non-Exclusive License to PERKIN-ELMER for Microfluidic Electrophoresis Devices. If, after the expiration of the Exclusive Period, ACLARA declines to supply Microfluidic Electrophoreses Devices to PERKIN-ELMER pursuant to Section 3.3.2, or, if during the Exclusive Period, ACLARA is unable to supply Microfluidic Electrophoreses Devices to PERKIN-ELMER pursuant to Section 3.3.6, or, as a Reviewing Party, ACLARA elects not to commercially develop an Assay Development System pursuant to Section 2.4 or a Secondary Screening System pursuant to Section 2.5, ACLARA grants to PERKIN-ELMER a non-exclusive royalty-bearing world-wide license under ACLARA's interest in Subject Patents to make, have made, use, import, offer to sell, and sell Microfluidic Electrophoreses Devices in the Collaboration Field, subject to the exclusion of Section 5.4.2, and the royalty obligation of Section 5.4.7.

     5.4.2. [*] Exclusion From License to PERKIN-ELMER. The conditional non-exclusive license granted in Section 5.4.1, the


[*] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

        label license granted in Section 5.4.3, and the non-exclusive license granted in Section 5.4.4, each expressly excludes the sale of Collaboration Product [*].

5.4.3. Label License for Microfluidic Electrophoresis Devices. Microfluidic Electrophoresis Devices supplied to PERKIN-ELMER pursuant to Section 3.3 will include a label license granting PERKIN-ELMER a license under ACLARA's interest in Subject Patents to use, offer to sell, and sell Microfluidic Electrophoresis Devices in the Collaboration Field, including the right to grant sublicenses to customers to use such Microfluidic Electrophoresis Devices, subject to the exclusion of
        Section 5.4.2.

5.4.4. Non-Exclusive License to PERKIN-ELMER for HTS Systems. ACLARA grants to PERKIN-ELMER a non-exclusive royalty-bearing world-wide license under ACLARA's interest in Subject Patents to make, have made, use, import, offer to sell, and sell HTS Systems in the Collaboration Field, subject to the exclusion of Section 5.4.2.

5.4.5. Conditional Non-Exclusive License to ACLARA for Collaboration Product. If, as a Reviewing Party, PERKIN-ELMER elects not to commercially develop an [*] System pursuant to Section 2.4 or a Secondary Screening System pursuant to Section 2.5, PERKIN-ELMER grants to ACLARA a non-exclusive royalty-bearing world-wide license under PERKIN-ELMER's interest in Subject Patents to make, have made, use, import, offer to sell, and sell Collaboration Product in the Collaboration Field, subject to the royalty obligation of Section 5.4.7. In addition, if ACLARA desires rights under any other Intellectual Property Rights owned or controlled by PERKIN-ELMER for the purpose of commercializing such [*] System or Secondary Screening System, PERKIN-ELMER will consider, in good faith, granting a royalty-bearing non-exclusive license under such rights to ACLARA for the limited purpose of commercializing such systems, the decision to grant such license being solely at the discretion of PERKIN-ELMER.

5.4.6. Restriction on Sale and Licensing of Collaboration Intellectual Property. During the Exclusive Period and within the Collaboration Field, except as required for effecting the purposes of this Agreement,
        (1) PERKIN-ELMER is prohibited from granting a license or otherwise transferring to any third party any portion of its interest in Subject Patents, and (2) ACLARA is prohibited from

[*] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                  granting a license or otherwise transferring to any third party any portion of its interest in Subject Patents.

          5.4.7. Royalties. PERKIN-ELMER will pay to ACLARA a royalty of [*] on Net Sales of Microfluidic Electrophoresis Devices sold or otherwise disposed of under the conditional non-exclusive license granted under Section 5.4.1. PERKIN-ELMER will pay to ACLARA a royalty of [*] on Net Sales of HTS Systems sold or otherwise disposed of under the non-exclusive license granted under Section 5.4.4. ACLARA will pay to PERKIN-ELMER a royalty of [*] on Net Sales of Collaboration Product sold or otherwise disposed of under the conditional non-exclusive license granted under Section 5.4.5.

          5.4.8. Most Favored Licensee. If a Party grants a license under Subject Patents at a royalty rate lower then the applicable royalty rate set forth in Section 5.4.7, that Party will (1) promptly notify the other Party in writing of such license, and (2) extend to the other Party the lower royalty rate, effective as of the date on which the lower royalty rate became effective in such license. This Section 5.4.8 will not apply to a license granted by a Party for which the consideration consists in whole or in part of patent rights or other rights of such substantial value as, in the judgement of the licensing Party, to warrant a reduction in royalty rates below the rates provided in this Agreement, or the acceptance of such rights in lieu of royalties.

      5.5.  Patent Litigation.

          5.5.1. In the event of the institution of any suit by a third party against ACLARA or PERKIN-ELMER alleging that the manufacture, use, sale, distribution or marketing of Collaboration Product infringes a third party patent, the Party sued will promptly notify the other Party in writing. The other Party will have the right but not the obligation to defend or participate in the defense of such suit at its own expense. ACLARA and PERKIN-ELMER will assist one another and cooperate in any such litigation at the other's reasonable request without expense to the requesting Party. The Party conducting such action will have full control over its conduct, including settlement thereof; except that, if the allegedly infringing Collaboration Product consists solely of a Microfluidic Electrophoresis Device, ACLARA will have full control over the conduct of the action. However, no settlement of an action will be made without the prior written consent of the other Party if such

[*] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

            settlement would adversely affect the rights of the other Party, such consent not to be unreasonably withheld or delayed.

     5.5.2. In the event that ACLARA or PERKIN-ELMER becomes aware of actual or threatened infringement of a patent resulting from Collaboration ACLARA Intellectual Property, Collaboration PERKIN-ELMER Intellectual Property, or Collaboration Joint Intellectual Property, that Party will promptly notify the other Party in writing. Either owner of a patent resulting from such intellectual property will have the first right but not the obligation to bring, at its own expense, an infringement action against any third party and to use the other Party's name in connection therewith. If an owner of the patent does not commence a particular infringement action within [*] the other Party, after notifying the owner in writing, will be entitled to bring such infringement action at its own expense. The Party conducting such action will have full control over its conduct, including settlement thereof provided such settlement will not be made without the prior written consent of the other Party if it would adversely affect the rights of the other Party; such consent not to be unreasonably withheld or delayed. In any event, ACLARA and PERKIN-ELMER will assist one another and cooperate in any such litigation at the other's reasonable request without expense to the requesting Party, and, if a Party is necessary in order to institute and maintain an infringement suit by the other Party as defined by law, that Party will join such suit, represented by its own counsel.

     5.5.3. ACLARA and PERKIN-ELMER have the right to recover their respective actual out-of-pocket expenses, or proportionate share thereof, in connection with any litigation or settlement thereof from any recovery made by any Party. Any excess amount will be shared between PERKIN-ELMER and ACLARA in an amount proportional to their respective lost revenues.

     5.5.4. The Parties will keep one another reasonably informed of the status of their respective activities regarding any such litigation or settlement thereof.

5.6. Effect of Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and will irrevocably be deemed to be, "intellectual property" as defined in Section 101(56) of Title 11, U.S. Code ("Bankruptcy Code"). In the event of the commencement of a case by or against either Party under any Chapter of the Bankruptcy Code, this Agreement will be deemed an executory contract and all rights

[*] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

          and obligations hereunder will be determined in accordance with
          Section 365(n) thereof.

     5.7. Trademarks and Non-Proprietary Names

          5.7.1. PERKIN-ELMER, at its expense, will be responsible for the selection, registration and maintenance of all trademarks which it employs in connection with Collaboration Product, except for Microfluidic Electrophoresis Devices, and will own and control such trademarks. Nothing in this Agreement will be construed as a grant of rights, by license or otherwise, to ACLARA to use such trademarks for any purpose other than co-promotion as provided in this Agreement.

          5.7.2. PERKIN-ELMER, at its expense, will be responsible for the selection of non-proprietary names for Collaboration Product sold by PERKIN-ELMER.

          5.7.3. ACLARA, at its expense, will be responsible for the selection, registration and maintenance of all trademarks that it employs in connection with Microfluidic Electrophoresis Devices, and will own and control such trademarks. Nothing in this agreement will be construed as a grant of rights, by license or otherwise, to PERKIN-ELMER to use such trademarks for any purpose other than co-promotion as provided in this Agreement.

6.   CONFIDENTIALITY

     6.1 Non-Disclosure. Because ACLARA and PERKIN-ELMER will be cooperating with each other pursuant to this Agreement, each may reveal Confidential Information to the other. The Parties agree, by using the same degree of care as each uses for information of like importance, but not less than a reasonable degree of care (1) to hold in confidence any Confidential Information disclosed by the other Party hereunder and (2) not to disclose any Confidential Information to any third party without the express written consent of the other Party, except to the extent that may be required for purposes of advancing the developing, manufacturing or marketing of Collaboration Product, or to conduct any litigation concerning the same, provided that each such third party is informed of the confidentiality of such information and that each said third party agrees to be bound to at least the same degree of confidentiality as the Parties are bound under this Agreement. With respect to any Confidential Information that is revealed by a Party to the other Party, this confidentiality requirement will remain in force for a period of five (5) years following the date such Confidential Information is revealed.

     6.2 Responsibility over Employees and Agents. Each of the Parties agrees to assume individual responsibility for the actions and omissions of its respective employees, agents and assigns, and to inform same of the responsibilities for confidentiality and disclosure under this Agreement, and to obtain their agreement to be bound in the same manner that the Party is bound.

     6.3 Affiliates. Nothing herein will be construed as preventing either Party from disclosing any information to an Affiliate of PERKIN-ELMER or ACLARA or to a sub-licensee, distributor or joint venture or other associated company of either Party for the purpose of developing or commercializing Collaboration Product, provided such Affiliate, sub-licensee, distributor or joint venture or other associated company has undertaken a similar obligation of confidentiality with respect to the Confidential Information.

     6.4 Bankruptcy. All Confidential Information disclosed by one Party to the other will remain the intellectual property of the disclosing Party. In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of a Party to this Agreement based on the insolvency or bankruptcy of such Party, the bankrupt or insolvent Party will promptly notify the court or other tribunal (1) that Confidential Information received from the other Party under this Agreement remains the property of the other Party and (2) of the confidentiality obligations under this Agreement. In addition, the bankrupt or insolvent Party will, to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality of the other Party's Confidential Information and to ensure that the court or other tribunal such information in confidence in accordance with the terms of this Agreement.

     6.5 Publication. Neither PERKIN-ELMER nor ACLARA will submit for written or oral publication any manuscript, abstract or the like which includes data or other information generated and provided by the other Party or otherwise developed by either Party in the performance of activities in furtherance of this Agreement without first obtaining the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed, except that the foregoing will not apply to customary non-confidential literature which is prepared for marketing and sales purposes.

     6.6 Publicity. Within thirty (30) days following the Effective Date, the Parties will make reasonable efforts to agree on the form and language of a joint press release related to this agreement. However, neither Party nor any of its Affiliates will originate any news relating to this Agreement without the prior written approval of the other Party, which approval will not be unreasonably withheld or delayed.

     6.7 Compliance with Statutory Requirements. Nothing in this Agreement will be construed as preventing or in any way inhibiting either Party from complying with statutory and regulatory requirements governing the development, manufacture, use and sale or other distribution of Collaboration Product in any manner which it reasonably deems appropriate, including, for example, by disclosing to regulatory authorities Confidential Information or other information received from a Party or third parties. The Parties will take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted.

7.   REPRESENTATIONS, WARRANTIES AND COVENANTS

     Each Party represents, warrants and covenants to the other Party that:

     (a) it has the corporate power and authority and legal right to enter into this Agreement and to perform its obligations hereunder;

     (b) the execution and delivery of this Agreement and the performance of the transactions contemplated thereby have been duly authorized by all necessary corporate action of such Party;

     (c) the execution and delivery of this Agreement and the performance by such Party of any of its obligations under this Agreement do not and will not (1) conflict with, or constitute a breach or violation of, any other contractual obligation to which it is a party, any judgment of any court or governmental body applicable to such Party or its properties or, to such Party's knowledge, any statute, decree, order, rule or regulation of any court or governmental agency or body applicable to such Party or its properties, and (2) require any consent or approval of any governmental authority or other person;

     (d) each Party will to the best of its knowledge without undertaking a special investigation, disclose to the other Party any material adverse proceedings, claims or actions that arise that would materially interfere with that party's performance of its obligations under this Agreement; and

     (e) each Party's employees have executed or will execute agreements whereby all right, title and interest in any technology and invention(s) will be assigned to their respective employers.

8.   INDEMNIFICATION.

     8.1. PERKIN-ELMER Indemnification of ACLARA. PERKIN-ELMER will defend, indemnify and hold harmless ACLARA, Affiliates of ACLARA, and their respective directors, officers, shareholders in their capacity as shareholders, agents and employees, from and against any and all loss, damage, liability, or expenses (including attorney's fees) resulting from claims, demands, costs or judgments which may be made or instituted against any of them by a third party arising out of (1) the untruth, inaccuracy, breach, or nonfulfillment of any representation or warranty or any covenant or agreement of PERKIN-ELMER contained in or made pursuant to this Agreement or (2) the manufacture, distribution, sale or other disposition by or through PERKIN-ELMER or its Affiliates of Collaboration Product or part thereof. PERKIN-ELMER's obligation to defend, indemnify and hold harmless will include claims, demands, or judgments, whether for money damages or equitable relief by reason of alleged personal injury (including death) to any person or alleged property damage, provided, however, the indemnity will not extend to any claims against ACLARA to the extent resulting from (i) the negligence or willful misconduct of ACLARA, (ii) a claim of patent infringement, or (iii) where such claims result from a modification of Collaboration Product by ACLARA which was not approved by PERKIN-ELMER. PERKIN-ELMER will have the exclusive right to control the defense of any action which is to be indemnified in whole by PERKIN-ELMER hereunder, including the right to select counsel acceptable to ACLARA to defend ACLARA and to settle any claim, provided that, without the written consent of ACLARA (which will not be unreasonably withheld or delayed), PERKIN-ELMER will not agree to settle any claim against ACLARA to the extent such claim has a material adverse effect on ACLARA. The provisions of this Section
          8.1 will survive and remain in full force and effect after any termination, expiration or cancellation of this Agreement and PERKIN-ELMER'S obligation hereunder will apply whether or not such claims are rightfully brought.

     8.2. ACLARA Indemnification of PERKIN-ELMER. ACLARA will defend, indemnify and hold harmless PERKIN-ELMER, Affiliates of PERKIN-ELMER and their respective directors, officers, shareholders in their capacity as shareholders, agents and employees, from and against any and all loss, damage, liability, or expenses (including attorney's fees) resulting from claims, demands, or judgments which may be made or instituted against any of them by a third party arising out of (1) the untruth, inaccuracy, breach, or nonfulfillment of any representation or warranty or any covenant or agreement of ACLARA contained in or made pursuant to this Agreement or (2) the manufacture by or through ACLARA or its Affiliates of any Collaboration Product or part thereof. ACLARA'S obligation to defend, indemnify and hold harmless will include claims, demands, or judgments, whether for money damages or equitable relief by reason of alleged personal injury (including death) to any person or alleged property damage, provided, however, the indemnity will not extend to any claims against PERKIN-ELMER that results (i) from the negligence or willful misconduct of PERKIN-ELMER, or (ii) a claim of patent infringement, or (iii) where such claims result from a modification of Collaboration Product by PERKIN-ELMER which was not approved by ACLARA. ACLARA will have the exclusive right to control the defense of any action which is to be indemnified in whole by ACLARA hereunder, including the right to select counsel acceptable to PERKIN-ELMER to defend PERKIN-ELMER and to settle any claim, provided that, with the written consent of PERKIN-ELMER (which will not be unreasonably withheld or delayed), ACLARA will not agree to settle any claim against PERKIN-ELMER to the extent such claim has a material adverse effect on PERKIN-ELMER. The provisions of this Section 8.2 will survive and remain in full force and effect after any termination, expiration or cancellation of this Agreement and ACLARA's obligations hereunder will apply whether or not such claims are rightfully brought.

      8.3. Notice; Choice of Attorney. A Party that intends to claim indemnification under this Section 8 (the "indemnitee") will promptly notify the other Party (the "Indemnitor") of any loss, claim, damage, liability, action, expenses (including attorney's fees), claims, demands, or judgments in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor, after it determines that indemnification is required of it, will assume the defense thereof with counsel mutually satisfactory to the Parties; provided, however, that an Indemnitee will have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor if Indemnitor does not assume the defense; or, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, will relieve such Indemnitor of any liability to the Indemnitee under this Section 8, but the omission to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Section 8.

      8.4. Consent Required. The indemnity agreement in this Section 8 will not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent will not be unreasonably withheld or delayed.

     8.5. Cooperation. The Indemnitee under this Section 8, its employees and agents, will cooperate fully with the Indemnitor and its legal representatives in the investigations of any action, claim or liability covered by this indemnification. In the event that each Party claims indemnity from the other and one Party is finally held liable to indemnify the other, the Indemnitor will additionally be liable to pay the reasonable legal costs and attorneys' fees incurred by the Indemnitee in establishing its claim for indemnity.

9.   TERM AND TERMINATION

     9.1 Term. Unless terminated earlier as provided herein, this Agreement will commence on the Effective Date and will remain in full force until the expiration of the last to expire Subject Patent.

     9.2. Termination.

          9.2.1. This Agreement may be terminated without cause by mutual written agreement of the Parties, effective as of the time specified in such written agreement.

          9.2.2.    This Agreement may be terminated by either Party.

                    (a) in the event the other Party will file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of the other Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party will be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition will not be dismissed within sixty (60) days after the filing thereof, or if the other Party will propose or be a Party to any dissolution or liquidation, or if the other Party will make an assignment for the benefit of creditors; or

                    (b) upon any material breach of this Agreement by the other Party; provided, however, that the Party alleging such breach must first give the other Party written notice thereof, which notice must state the nature of the breach in reasonable detail and the Party receiving such notice must have failed to cure such alleged breach within sixty (60) days after receipt of such notice.

     9.3 Survival of Obligations. Upon any termination of this Agreement, by expiration of the term or otherwise, neither Party will be relieved of any obligations incurred prior to such termination. Despite any termination of this Agreement, the obligations of the Parties under Sections 3, 5, 6, 8, 9.3, 10 and 11, as well as any other provisions which by their nature are intended to survive any such termination, will survive and continue to be enforceable. With respect to the survival of licenses granted in Section 5.4, if termination of this Agreement is a result of a material breach of this Agreement by a Party under Section 9.2.2.(b), such licenses will survive the termination of this Agreement only to the extent that such licenses relate to Collaboration Product that have been commercialized; except that, if termination of this Agreement is a result of a Party's failure to pay royalties under Section 5.4.7, or failure to payment of a share of Residual net sales under Section 3.5, such licenses will not survive termination of this Agreement.

10.  OBSERVATION RIGHTS

     So long as PERKIN-ELMER (or an affiliate of PERKIN-ELMER) continues to hold at lease fifty percent 50% of the total number of shares of Series E Stock originally purchased by PERKIN-ELMER pursuant to the Series E Redeemable Preferred Stock Purchase Agreement dated March 26, 1998, and shares of Series G Stock pursuant to the Equity Agreement entered into in conjunction with this Agreement, PERKIN-ELMER will be entitled to appoint a representative (the "PERKIN-ELMER Representative") to attend all meetings of the Board of Directors of ACLARA, and ACLARA will provide PERKIN-ELMER with copies of all notices of such meetings and all other written materials provided to the Directors of ACLARA at the same time as such notices and written materials are provided to the Directors of ACLARA. PERKIN-ELMER acknowledges and agrees that ACLARA's management will have the right to exclude the PERKIN-ELMER Representative from all or portions of meetings of the Board of Directors, or omit to provide the PERKIN-ELMER Representative with certain information, if ACLARA's management believes it is necessary in order to preserve the attorney-client privilege, or fulfill ACLARA's obligations with respect to confidential or proprietary information of third parties, or if such meeting or information involves matters concerning ACLARA's relationship or prospective relationship with PERKIN-ELMER or its affiliates or competitors of PERKIN-ELMER or its affiliates, or other situations where a director would customarily not participate in a meeting or be provided such information. In addition, PERKIN-ELMER and the PERKIN-ELMER Representative will maintain the confidentiality of all information obtained through the PERKIN-ELMER Representative's position, except to the extent that
(1) such information is already in PERKIN-ELMER's possession, (2) such information becomes public knowledge other than as a result of PERKIN-ELMER's actions or inactions, (3) PERKIN-ELMER rightfully obtains such information subsequently from a third party, (4) PERKIN-ELMER develops such information independently and without use of the information provided by ACLARA, or (5) such information is approved in writing for release by ACLARA.

11.  MISCELLANEOUS

     11.1 Force Majeure. If the performance of any part of this Agreement by either Party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the Party liable to perform, unless conclusive evidence to the contrary is provided, the Party so affected will, upon giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference or delay; provided, however, the affected Party will use its reasonable best efforts to avoid or remove such causes of non-performance and will continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties will discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

     11.2 Governing Law. This Agreement will be deemed to have been made in the State of California and its form, execution, validity, construction and effect will be determined in accordance with the laws of the State of California.

     11.3 Books and Records. Each Party will keep and maintain proper and complete records and books of account sufficient in detail to enable the verification of Actual Profit, Manufacturing Cost and Net Sales. Such books and records shall be retained for a period of at least six
          (6) years. Each Party will have the right from time to time (not to exceed once during each calendar year) during normal business hours and upon reasonable notice to inspect in confidence, or have an agent, accountant or other representative inspect in confidence, such books and records. The Party initiating such inspection will bear the costs thereof unless the inspection reveals a discrepancy unfavorable to that Party of at least ten percent (10%), in which case the other Party will pay the costs of such inspection; provided, however, if the amount of such discrepancy is greater than or equal to Fifty Thousand Dollars ($50,000), the other Party will pay the costs of such inspection regardless of percentage. If such inspection results in a final determination that amounts have been overstated or understated, the applicable amount will be refunded or paid promptly by the appropriate Party.

     11.4 Payments. All payments under this Agreement will be made in United States dollars by wire transfer to a bank account designated by the party receiving the payment, without deduction of taxes charges and any other duties that may be imposed. For converting payments due on sales made in currencies other than United States dollars into United States dollars, such payments will be converted at the closing commercial sell rate of exchange for United States dollars and each currency involved as quoted by Citibank, N.A., or any successor thereto, in New York on the last business day of the relevant period.

11.5 Severability. In the event any portion of this Agreement will be held illegal, void or ineffective, the remaining portions hereof will be interpreted to maintain the intent of the Parties. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions will be deemed inoperative to the extent that they may conflict therewith and will be deemed to be modified to conform with such statute or rule of law.

11.6 Entire Agreement. The Agreement and the Equity Agreement constitute the sole agreements between the Parties relating to the subject matter hereof and supersede all previous writings and understandings. This Section 11.6 does not relate to or affect the previously executed Collaboration Agreement between the Parties dated April 25, 1998, or the previously executed Series E Redeemable Preferred Stock Purchase Agreement between the Parties dated March 26, 1998. Confidential disclosures made pursuant to previously executed Confidentiality Agreements between ACLARA and PERKIN-ELMER will remain subject to the terms of those Confidentiality Agreements. No terms or provisions of this Agreement will be varied or modified by any prior or subsequent statement, conduct or act of either of the Parties, except that the Parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.

11.7 Assignment. This Agreement and the licenses herein granted will be binding upon and inure to the benefit of the successors in interest of the respective Parties. Neither Party has the power to assign this Agreement nor any interest hereunder without the written consent of the other Party; provided, however, that either Party may assign this Agreement or any of its rights or obligations to any Affiliate or to any third party with which it may merge or consolidate, or to which it may transfer all or substantially all of its assets to which this Agreement relates, without obtaining the consent of the other Party, subject to the other Party assuming all liabilities and obligations under the Agreement.

11.8 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart will be deemed an original instrument, but all such counterparts together will constitute but one agreement.

            11.9. Notices. Any notice required or permitted under this Agreement will be sent by air mail, postage pre-paid, or Federal Express, to the following addresses of the Parties:

                  If to ACLARA:
                  ACLARA BioSciences,       with copy to  ACLARA BioSciences,
                  Inc.                                    Inc.
                  3906 Trust Way                          3906 Trust Way
                  Hayward, CA 94545-3716                  Hayward, CA 94545-3716
                  Attn.: President                        Attn.: General Counsel

                  If to PERKIN-ELMER:
                  The PERKIN-ELMER        with copy to  The PERKIN-ELMER
                  Corp.                                 Corp.
                  850 Lincoln Centre Drive              850 Lincoln Centre Drive
                  Foster City, CA 94404                 Foster City, CA 94404
                  Attn.: Michael Albin                  Attn: Legal Department
                                                                 and
                                                        PerSeptive Biosystems
                                                        500 Old Connecticut Path
                                                        Framingham, MA 04701
                                                        Attn: Legal Department

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties, through their authorized officers, have executed this Agreement as of the date first written above.


ACLARA BIOSCIENCES, INC.                  THE PERKIN-ELMER CORPORATION,
                                          THROUGH ITS PE BIOSYSTEMS
                                          DIVISION


By: /s/ JOSEPH M. LIMBER                  By: /s/ MICHAEL HUNKAPILLER
   ----------------------------------         ---------------------------------

Name: Joseph M. Limber                    Name:  Michael Hunkapiller
------------------------------                  -------------------------------

Title: President, CEO                     Title:  Executive Vice President
      -------------------------------           -------------------------------

Date:  March 19, 1999                      Date:   3/19/99
      -------------------------------           -------------------------------

                                   EXHIBIT 1

                                   WORK PLAN

[*]

[*] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

[*]

[*] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

[*]

[*] CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                                       3